CARMAX REPORTS SECOND QUARTER FISCAL 2023 RESULTS

Richmond, Va., September 29, 2022 – CarMax, Inc. (NYSE:KMX) today reported results for the second quarter ended August 31, 2022.

Highlights:

•Net revenues of $8.1 billion, up 2.0% compared with the prior year second quarter.

•Total retail used units sold decreased 6.4%, while used unit sales in comparable stores were down 8.3%; gross profit per retail used unit was $2,282, an increase of $97 per unit despite steep market depreciation.

•CarMax’s share of the nationwide 0-10 year old vehicle market continued to increase through July, the latest period for which title data is available.

•Total wholesale units decreased 15.1% with gross profit per unit of $881, a decrease of $124 per unit; both volume and margins were impacted by retail selectivity and steep market depreciation.

•Bought 342,731 vehicles from consumers and dealers, down 8.1% versus last year’s second quarter but up approximately 50% as compared to the pre-Instant Offer launch in the second quarter of FY21.
◦322,543 of these vehicles were from consumers, down 11.5% over last year’s record results.
◦20,188 of these vehicles were through MaxOffer, our digital appraisal product for dealers, up 130.4% over last year’s second quarter, and up 18% compared to this year’s first quarter.

•CarMax Auto Finance (CAF) income of $182.9 million, an 8.6% year-over-year decline as a $40.0 million swing in the provision for loan losses, primarily reflecting a significant tailwind in the prior year, outweighed the effects of growth in CAF’s net interest margin and average managed receivables. Net interest margin improved to 7.3% of average managed receivables, up from 7.2% in the prior year’s second quarter.

•Expanded our industry-leading pre-qualification finance experience to over 50% of customers; national rollout expected to be complete in the third quarter of fiscal 2023.

•Net earnings per diluted share of $0.79, down from $1.72 a year ago.

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CEO Commentary:
“While this was a challenging quarter across the used car industry, our ongoing progress in strengthening and expanding our omnichannel experience continues to positively differentiate us and enable us to grow market share,” said Bill Nash, president and chief executive officer. “As we navigate the near-term pressures facing our industry, we are further sharpening our focus on driving additional operational efficiencies across our business. We will also remain focused on continuing our work to achieve our long-term goals, including further improving our omnichannel experience for our customers and associates through enhancing the seamlessness of our online and in-store offerings and growing our diversified business model.”

Second Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 376,616, a decrease of 10.3% from the prior year’s second quarter. Online retail sales(1) accounted for 11% of retail unit sales, compared with 9% in the second quarter of last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $2.4 billion, or approximately 30% of net revenues, compared with 28% of net revenues in last year’s second quarter.

Total retail used vehicle unit sales declined 6.4% to 216,939 and comparable store used unit sales declined 8.3% from the prior year’s second quarter. Comparable store sales saw a low single-digit decline in June and then fell sharply through the end of the quarter. We believe a number of macroeconomic factors impacted our second quarter unit sales performance, such as vehicle affordability challenges that stem from widespread inflationary pressures, as well as climbing interest rates and low consumer confidence. Total retail used vehicle revenues increased 2.9% compared with the prior year’s second quarter due to an increase in the average retail selling price, which rose approximately $2,500 per unit, or 9.6%, partially offset by the decrease in retail used units sold.

Total wholesale vehicle unit sales decreased 15.1% to 159,677 versus the prior year’s second quarter. Wholesale volume was negatively impacted by retail selectivity, or our decision to shift some units from wholesale to retail to meet consumer demand for lower priced vehicles, and as we intentionally slowed buys in reaction to rapidly changing market conditions. Total wholesale revenues decreased 0.7% compared with the prior year’s second quarter due to the decrease in wholesale units sold, partially offset by the average wholesale selling price rising by almost $1,500 per unit, or 17.0%.

Other sales and revenues declined by 6.6% compared with the second quarter of fiscal 2022, representing a decrease of $12.0 million. The decrease was driven by the divestiture of our remaining new car franchise in the third quarter of fiscal 2022 as well as a $3.2 million decline in extended protection plan (EPP) revenues reflecting the combined effects of stronger margins, stable penetration and the decline in retail unit sales.

Gross Profit. Total gross profit was $737.1 million, down 9.6% versus last year’s second quarter. Retail used vehicle gross profit declined 2.3%, reflecting the combined effects of the decline in retail unit sales and an improvement in the related gross profit per unit, which rose $97 to $2,282.

Wholesale vehicle gross profit decreased 25.6% versus the prior year’s quarter, reflecting lower wholesale unit volume and gross profit per unit, which declined $124 to $881. Gross profit per unit was impacted by both retail selectivity as well as steep market depreciation.

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Other gross profit declined 15.4% largely reflecting a reduction in service department margins and EPP revenues. Service margins declined primarily due to deleverage resulting from the reduction in retail unit sales and inflationary pressures.

SG&A. Compared with the second quarter of fiscal 2022, SG&A expenses increased 16.0% to $666.0 million. Contributing factors included the effect of increases in staffing and wage pressures over the past year, investments to advance our technology platforms, as well as strategic and growth initiatives. The change in SG&A was also negatively impacted by a $14 million one-time prior year change in accounting estimate related to non-CAF uncollectible receivables. Partially offsetting these items was a reduction in share-based compensation, which largely reflected changes in the company’s share price, as well as actions taken in the first and second quarters to better align costs to sales performance. SG&A as a percent of gross profit was 90.4%, versus 70.4% in the prior year’s second quarter driven by the expenses noted above, combined with the decrease in gross margin dollars.

CarMax Auto Finance.(3) CAF income decreased 8.6% to $182.9 million, driven by a $40.0 million year- over-year swing in the provision for loan losses. This quarter’s provision was $75.5 million compared to $35.5 million last year, which outweighed the growth in CAF’s net interest margin and average managed receivables. Last year, our loan loss provision was a significant tailwind as the overall performance of the consumer remained remarkably strong.

As of August 31, 2022, the allowance for loan losses was 2.92% of ending managed receivables, up from 2.85% as of May 31, 2022. The increase in the allowance percentage primarily reflected the effect of the previously disclosed expansion of Tier 2 and Tier 3 originations within CAF’s portfolio.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 7.3% of average managed receivables, up from 7.2% in the prior year’s second quarter, and benefited from our hedging strategy. After the effect of 3-day payoffs, CAF financed 41.2% of units sold in the current quarter up from 39.3% in the first quarter, but down from 43.0% in the prior year’s second quarter, largely reflecting an increase in the mix of customers utilizing outside financing. CAF’s weighted average contract rate increased to 9.4% in the quarter up from 8.5% in the second quarter last year.

Interest Expense. Interest expense increased $10.3 million to $32.7 million, reflecting a higher outstanding debt balance in the current fiscal year, including the $700 million term loan issued in October 2021, as well as higher interest rates.

Share Repurchase Activity. During the second quarter of fiscal 2023, we repurchased 1.7 million shares of common stock for $163.0 million pursuant to our share repurchase program. As of August 31, 2022, we had $2.45 billion remaining available for repurchase under the outstanding authorization.

Store Openings. During the second quarter of fiscal 2023, we opened three new retail locations in Stockton, California, Wayne, New Jersey and East Meadow, New York, bringing our total retail stores in the New York metro market up to three locations. In fiscal 2023, we plan to open a total of ten new locations across the country.

(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2022	2021	Change	2022	2021	Change
Used vehicle sales	$6,284.1	$6,104.4	2.9%	$13,298.6	$12,261.7	8.5%
Wholesale vehicle sales	1,690.3	1,701.6	(0.7)%	3,806.8	3,075.9	23.8%
Other sales and revenues:
Extended protection plan revenues	109.8	113.0	(2.9)%	226.3	247.3	(8.5)%
Third-party finance income/(fees), net	2.7	2.8	(1.8)%	6.1	(1.8)	437.5%
Advertising & subscription revenues (1)	34.3	34.5	(0.8)%	68.7	34.5	98.7%
Other	23.6	32.1	(26.4)%	49.9	68.3	(26.9)%
Total other sales and revenues	170.4	182.4	(6.6)%	351.0	348.3	0.8%
Total net sales and operating revenues	$8,144.8	$7,988.4	2.0%	$17,456.4	$15,686.0	11.3%

(1)    Excludes intersegment revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended August 31			Six Months Ended August 31
	2022	2021	Change	2022	2021	Change
Used vehicles	216,939	231,797	(6.4)%	457,889	502,596	(8.9)%
Wholesale vehicles	159,677	188,098	(15.1)%	345,984	369,487	(6.4)%

Average Selling Prices

	Three Months Ended August 31			Six Months Ended August 31
	2022	2021	Change	2022	2021	Change
Used vehicles	$28,657	$26,141	9.6%	$28,755	$24,197	18.8%
Wholesale vehicles	$10,179	$8,701	17.0%	$10,619	$7,997	32.8%

Vehicle Sales Changes

	Three Months Ended August 31		Six Months Ended August 31
	2022	2021	2022	2021
Used vehicle units	(6.4)%	6.7%	(8.9)%	42.6%
Used vehicle revenues	2.9%	39.1%	8.5%	70.9%

Wholesale vehicle units	(15.1)%	41.4%	(6.4)%	88.2%
Wholesale vehicle revenues	(0.7)%	107.7%	23.8%	164.7%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended August 31		Six Months Ended August 31
	2022	2021	2022	2021
Used vehicle units	(8.3)%	6.2%	(10.6)%	41.8%
Used vehicle revenues	0.4%	38.8%	6.0%	70.4%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended August 31		Six Months Ended August 31
	2022	2021	2022	2021
CAF (2)	44.8%	47.1%	44.0%	46.9%
Tier 2 (3)	21.6%	21.6%	23.5%	22.2%
Tier 3 (4)	6.0%	7.2%	6.6%	8.7%
Other (5)	27.6%	24.1%	25.9%	22.2%
Total	100.0%	100.0%	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 1% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2022	% (1)	2021	% (1)	2022	% (1)	2021	% (1)
Net sales and operating revenues	$8,144.8	100.0	$7,988.4	100.0	$17,456.4	100.0	$15,686.0	100.0
Gross profit	$737.1	9.1	$815.5	10.2	$1,612.5	9.2	$1,740.0	11.1
CarMax Auto Finance income	$182.9	2.2	$200.0	2.5	$387.3	2.2	$441.8	2.8
Selling, general, and administrative expenses	$666.0	8.2	$574.3	7.2	$1,322.8	7.6	$1,128.4	7.2
Interest expense	$32.7	0.4	$22.4	0.3	$61.5	0.4	$42.9	0.3
Earnings before income taxes	$167.6	2.1	$367.8	4.6	$504.2	2.9	$935.1	6.0
Net earnings	$125.9	1.5	$285.3	3.6	$378.2	2.2	$722.0	4.6

(1)Calculated as a percentage of net sales and operating revenues.

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Gross Profit (1)

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2022	2021	Change	2022	2021	Change
Used vehicle gross profit	$495.0	$506.5	(2.3)%	$1,058.5	$1,103.5	(4.1)%
Wholesale vehicle gross profit	140.7	189.0	(25.6)%	332.3	374.9	(11.3)%
Other gross profit	101.4	120.0	(15.4)%	221.7	261.6	(15.2)%
Total	$737.1	$815.5	(9.6)%	$1,612.5	$1,740.0	(7.3)%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended August 31				Six Months Ended August 31
	2022		2021		2022		2021
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit	$2,282	7.9	$2,185	8.3	$2,312	8.0	$2,196	9.0
Wholesale vehicle gross profit	$881	8.3	$1,005	11.1	$961	8.7	$1,015	12.2
Other gross profit	$468	59.6	$517	65.8	$484	63.2	$521	75.1

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2022	2021	Change	2022	2021	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$333.8	$299.5	11.4%	$679.0	$583.6	16.3%
Share-based compensation expense	24.5	28.7	(14.5)%	46.8	67.1	(30.3)%
Total compensation and benefits (2)	$358.3	$328.2	9.2%	$725.8	$650.7	11.5%
Occupancy costs	68.8	55.1	25.0%	134.7	105.6	27.5%
Advertising expense	82.9	85.0	(2.5)%	171.8	157.5	9.1%
Other overhead costs (3)	156.0	106.0	47.2%	290.5	214.6	35.5%
Total SG&A expenses	$666.0	$574.3	16.0%	$1,322.8	$1,128.4	17.2%
SG&A as % of gross profit	90.4%	70.4%	20.0%	82.0%	64.8%	17.2%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, charitable contributions, travel and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2022	% (1)	2021	% (1)	2022	% (1)	2021	% (1)
Interest margin:
Interest and fee income	$357.2	8.8	$324.1	8.8	$703.9	8.8	$634.4	8.8
Interest expense	(62.5)	(1.5)	(60.6)	(1.7)	(111.3)	(1.4)	(126.4)	(1.8)
Total interest margin	294.7	7.3	263.5	7.2	592.6	7.4	508.0	7.0
Provision for loan losses	(75.5)	(1.9)	(35.5)	(1.0)	(133.3)	(1.7)	(11.1)	(0.2)
Total interest margin after provision for loan losses	219.2	5.4	228.0	6.2	459.3	5.7	496.9	6.9
Total direct expenses	(36.3)	(0.9)	(27.9)	(0.8)	(71.9)	(0.9)	(55.1)	(0.8)
CarMax Auto Finance income	$182.9	4.5	$200.0	5.4	$387.3	4.8	$441.8	6.1

Total average managed receivables	$16,176.2		$14,683.3		$15,996.6		$14,416.0
Net loans originated	$2,334.0		$2,372.4		$4,780.8		$4,855.8
Net penetration rate	41.2%		43.0%		40.2%		43.4%
Weighted average contract rate	9.4%		8.5%		9.2%		8.7%

Ending allowance for loan losses	$477.5		$398.1		$477.5		$398.1

Warehouse facility information:
Ending funded receivables	$2,997.9		$3,181.9		$2,997.9		$3,181.9
Ending unused capacity	$2,402.1		$1,643.1		$2,402.1		$1,643.1

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended August 31			Six Months Ended August 31
(In millions except per share data)	2022	2021	Change	2022	2021	Change
Net earnings	$125.9	$285.3	(55.9)%	$378.2	$722.0	(47.6)%
Diluted weighted average shares outstanding	160.2	165.6	(3.3)%	161.0	166.0	(3.0)%
Net earnings per diluted share	$0.79	$1.72	(54.1)%	$2.35	$4.35	(46.0)%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 29, 2022. Domestic investors may access the call at 1-800-289-0720 (international callers dial 1-323-701-0160). The conference I.D. for both domestic and international callers is 3170513. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through December 21, 2022, or via telephone (for approximately one week) by dialing 1-888-203-1112 (or 1-719-457-0820 for international access) and entering the conference ID 3170513.

Third Quarter Fiscal 2023 Earnings Release Date

We currently plan to release results for the third quarter ending November 30, 2022, on Thursday, December 22, 2022, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early December 2022.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. CarMax also provides a variety of vehicle delivery methods, including home delivery, express pickup and appointments in its stores. During the fiscal year ended February 28, 2022, CarMax sold approximately 924,000 used vehicles and 706,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $9 billion in receivables during fiscal 2022, adding to its nearly $16 billion portfolio. CarMax has more than 230 stores, more than 30,000 associates, and is proud to have been recognized for 18 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to making a positive impact on people, communities and the environment. Learn more in the 2022 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial targets, revenue, margins, expenses, liquidity, loan originations, capital expenditures, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in general or regional U.S. economic conditions, including the potential impact of Russia’s invasion of Ukraine.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Our inability to realize the benefits associated with our omni-channel initiatives and strategic investments.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•Significant changes in prices of new and used vehicles.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•Factors related to the regulatory and legislative environment in which we operate.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•The failure of or inability to sufficiently enhance key information systems.
•The performance of the third-party vendors we rely on for key components of our business.
•The effect of various litigation matters.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The failure or inability to realize the benefits associated with our strategic transactions.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The volatility in the market price for our common stock.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2022, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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Contacts:

Investors:
    David Lowenstein, Assistant Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended August 31				Six Months Ended August 31
(In thousands except per share data)	2022	%(1)	2021	%(1)	2022	%(1)	2021	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$6,284,085	77.2	$6,104,366	76.4	$13,298,575	76.2	$12,261,710	78.2
Wholesale vehicle sales	1,690,326	20.8	1,701,572	21.3	3,806,843	21.8	3,075,929	19.6
Other sales and revenues	170,392	2.1	182,421	2.3	351,006	2.0	348,319	2.2
NET SALES AND OPERATING REVENUES	8,144,803	100.0	7,988,359	100.0	17,456,424	100.0	15,685,958	100.0
COST OF SALES:
Used vehicle cost of sales	5,789,098	71.1	5,597,842	70.1	12,240,108	70.1	11,158,179	71.1
Wholesale vehicle cost of sales	1,549,669	19.0	1,512,559	18.9	3,474,519	19.9	2,701,072	17.2
Other cost of sales	68,891	0.8	62,474	0.8	129,261	0.7	86,714	0.6
TOTAL COST OF SALES	7,407,658	90.9	7,172,875	89.8	15,843,888	90.8	13,945,965	88.9
GROSS PROFIT	737,145	9.1	815,484	10.2	1,612,536	9.2	1,739,993	11.1
CARMAX AUTO FINANCE INCOME	182,869	2.2	200,033	2.5	387,342	2.2	441,764	2.8
Selling, general, and administrative expenses	666,041	8.2	574,286	7.2	1,322,781	7.6	1,128,355	7.2
Depreciation and amortization	57,692	0.7	52,789	0.7	113,340	0.6	102,679	0.7
Interest expense	32,745	0.4	22,410	0.3	61,520	0.4	42,944	0.3
Other income	(4,039)	—	(1,782)	—	(1,940)	—	(27,359)	(0.2)
Earnings before income taxes	167,575	2.1	367,814	4.6	504,177	2.9	935,138	6.0
Income tax provision	41,670	0.5	82,547	1.0	126,007	0.7	213,115	1.4
NET EARNINGS	$125,905	1.5	$285,267	3.6	$378,170	2.2	$722,023	4.6
WEIGHTED AVERAGE COMMON SHARES:
Basic	158,801		162,966		159,556		163,058
Diluted	160,218		165,643		161,015		165,969
NET EARNINGS PER SHARE:
Basic	$0.79		$1.75		$2.37		$4.43
Diluted	$0.79		$1.72		$2.35		$4.35

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	August 31	February 28	August 31
(In thousands except share data)	2022	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$56,772	$102,716	$58,095
Restricted cash from collections on auto loans receivable	533,253	548,099	570,567
Accounts receivable, net	402,452	560,984	517,260
Inventory	4,671,685	5,124,569	4,105,458
Other current assets	208,297	212,922	119,916
TOTAL CURRENT ASSETS	5,872,459	6,549,290	5,371,296
Auto loans receivable, net	15,961,213	15,289,701	14,656,170
Property and equipment, net	3,312,605	3,209,068	3,128,896
Deferred income taxes	93,057	120,931	117,288
Operating lease assets	530,285	537,357	553,727
Goodwill	141,258	141,258	150,343
Other assets	559,666	490,659	475,602
TOTAL ASSETS	$26,470,543	$26,338,264	$24,453,322

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$928,749	$937,717	$903,847
Accrued expenses and other current liabilities	482,361	533,271	487,771
Accrued income taxes	—	—	422
Current portion of operating lease liabilities	48,783	44,197	43,676
Short-term debt	—	—	167
Current portion of long-term debt	112,504	11,203	10,562
Current portion of non-recourse notes payable	559,792	521,069	512,515
TOTAL CURRENT LIABILITIES	2,132,189	2,047,457	1,958,960
Long-term debt, excluding current portion	2,511,417	3,255,304	2,190,415
Non-recourse notes payable, excluding current portion	15,534,801	14,919,715	14,439,700
Operating lease liabilities, excluding current portion	512,542	523,269	538,296
Other liabilities	365,367	357,080	410,772
TOTAL LIABILITIES	21,056,316	21,102,825	19,538,143

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 158,043,981 and 161,053,983 shares issued and outstanding as of August 31, 2022 and February 28, 2022, respectively	79,022	80,527	81,235
Capital in excess of par value	1,684,408	1,677,268	1,653,066
Accumulated other comprehensive income (loss)	31,999	(46,422)	(112,343)
Retained earnings	3,618,798	3,524,066	3,293,221
TOTAL SHAREHOLDERS’ EQUITY	5,414,227	5,235,439	4,915,179
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,470,543	$26,338,264	$24,453,322

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended August 31
(In thousands)	2022	2021
OPERATING ACTIVITIES:
Net earnings	$378,170	$722,023
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	137,903	129,300
Share-based compensation expense	47,010	72,780
Provision for loan losses	133,343	11,107
Provision for cancellation reserves	59,208	62,886
Deferred income tax provision	800	32,502
Other	9,713	(19,883)
Net decrease (increase) in:
Accounts receivable, net	158,532	(244,471)
Inventory	452,884	(948,299)
Other current assets	79,188	(26,496)
Auto loans receivable, net	(804,855)	(1,177,458)
Other assets	(31,703)	(9,745)
Net (decrease) increase in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	(74,986)	115,542
Other liabilities	(65,618)	(105,109)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	479,589	(1,385,321)
INVESTING ACTIVITIES:
Capital expenditures	(204,463)	(137,838)
Proceeds from disposal of property and equipment	84	260
Proceeds from sale of business	—	602
Purchases of investments	(5,428)	(12,651)
Sales and returns of investments	2,492	10,954
Business acquisition, net of cash acquired	—	(241,563)
NET CASH USED IN INVESTING ACTIVITIES	(207,315)	(380,236)
FINANCING ACTIVITIES:
Increase in short-term debt, net	—	167
Proceeds from issuances of long-term debt	2,412,900	3,035,601
Payments on long-term debt	(3,057,565)	(2,168,411)
Cash paid for debt issuance costs	(10,240)	(9,547)
Payments on finance lease obligations	(9,883)	(5,709)
Issuances of non-recourse notes payable	8,230,501	7,414,283
Payments on non-recourse notes payable	(7,576,056)	(6,201,801)
Repurchase and retirement of common stock	(325,168)	(355,495)
Equity issuances	13,282	60,087
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(322,229)	1,769,175
(Decrease) increase in cash, cash equivalents, and restricted cash	(49,955)	3,618
Cash, cash equivalents, and restricted cash at beginning of year	803,618	771,947
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$753,663	$775,565

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